Exhibit 1

Westpac GROUP

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

17 February 2023

WESTPAC 1Q23 CAPITAL, CREDIT QUALITY AND FUNDING UPDATE

Following is Westpac's 1Q23 slides covering capital, credit quality and funding for the three months ended December 2022.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Justin McCarthy
General Manager, Investor Relations
0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

FOR THE 3 MONTHS ENDED 31 DECEMBER 2022 WESTPAC BANKING CORPORATION ABN 33 007 457 141 This document should be read in conjunction with Westpac’s December 2022 Pillar 3 Report. Content principally covers and compares the 1Q23 and 2H22 quarterly average periods unless otherwise stated. All amounts are in Australian dollars. 1Q23 Capital, Credit Quality and Funding Update

1Q23 summary. Summary • Stressed assets to TCE4 1.06%, down 1bp • Mortgage 90+ day delinquencies: - Australia 0.70%, down 5bps - New Zealand 0.24%, up 2bps • CAP5 to credit RWA 121bps, up 5bps • Impairment charge of $184m - IAP6 benefit of $107m - CAP charge of $291m Solid capital position Sound credit quality • CET11 capital ratio of 11.13% • From 1 Jan-23 CET1 capital ratio increases ~45bps under APRA’s revised capital framework2 • RWA3 up $2.8bn or 0.6%, mostly from higher lending • LCR7 at 139%, up 7 ppts • NSFR8 at 122%, up 1 ppt • Deposit to loan ratio 84.0%, up 1.1 ppts 2 Westpac Group 1Q23 Capital, Credit Quality and Funding Update 1 Common equity tier 1 (CET1). 2 The CET1 increase is an estimate and may change on the final implementation of APRA’s revised framework. 3 Risk weighted assets (RWA). 4 Total committed exposure (TCE). 5 Collectively assessed provisions (CAP). 6 Individually assessed provisions (IAP). 7 Liquidity coverage ratio (LCR). 8 Net stable funding ratio (NSFR). Strengthened funding and liquidity

CET1 capital ratio 11.13%.

Capital

Level 2 CET1 capital ratio movements (%)


RWA details on page 4
1Q23 earnings partly offset by higher deductions
11.29
(0.43)
(0.03)
0.30
11.13
0.10
~0.45
~11.68
Sep-22
FY22 dividend net of DRP
RWA excl FX
Other
Dec-22
Asset sales[1]
Basel 3[2]
CET1 incl asset sales and Basel 3

Key capital ratios (%)	Dec-21	Sep-22	Dec-22
Level 2 CET1 capital ratio	12.2	11.3	**11.1**
Additional Tier 1 capital ratio	2.2	2.1	**2.1**
Tier 1 capital ratio	14.4	13.4	**13.2**
Tier 2 capital ratio	4.8	5.0	**4.9**
Total regulatory capital ratio	19.2	18.4	**18.1**
Risk weighted assets (RWA) ($bn)[3]	442	478	**480**
Leverage ratio	5.8	5.6	**5.5**
Level 1 CET1 capital ratio	12.4	11.3	**11.1**
Internationally comparable ratios[4]			
Leverage ratio (internationally comparable)	6.3	6.0	**5.9**
CET1 capital ratio (internationally comparable)	18.0	17.6	**17.4**

1 Reflects announced exits relating to Superannuation and the Advance Asset Management business, 10bps (subject to divestment completion occurring). 2 Increase is an estimate and may change on the final implementation of APRA's revised framework. 3 Actual movement is $2.8bn in 1Q23, but does not add due to rounding. 4 Internationally comparable methodology aligns with the APRA study titled 'International Capital Comparison Study' dated 13 July 2015.

3 Westpac Group 1Q23 Capital, Credit Quality and Funding Update

Westpac GROUP

Capital

Risk weighted assets movements.

Risk weighted assets (RWA) ($bn)


442.4
477.6
1.8
1.3
1.1
(2.1)
0.7
480.4
Up $2.8bn or 0.6%
Dec-21
Sep-22
Credit
Market
IRRBB[1]
Operational
Other
Dec-22

- RWA up $2.8bn or 0.6% from:
  - Credit RWA increased $1.8bn (4bps impact) due to loan growth partly offset by lower counterparty credit risk
  - Market RWA up $1.3bn (3bps impact) mainly from underlying portfolio movements
  - IRRBB RWA up $1.1bn (3bps impact) mainly from the underlying portfolio which impacted the repricing and yield curve risk component of the IRRBB calculation, while regulatory embedded loss was lower
  - Operational RWA down $2.1bn (5bps impact) due to reduced operational risk assessed under APRA's Standardised Measurement Approach[2]

Movement in credit risk weighted assets ($bn)


Specialised lending and mortgages
Lower mark-to-market value of derivatives from FX
359.8
362.1
(1.1)
4.1
(2.8)
1.6
363.9
Up $1.8bn or 0.5%
Dec-21
Sep-22
Credit quality
Lending
Counterparty credit and mark-to-market risk
FX translation
Dec-22

IRRBB RWA ($bn)


3y Swap rate (%)
1.28
2.60
3.63
4.05
4.04
12
27
43
43
44
Dec-21
Mar-22
Jun-22
Sep-22
Dec-22

1 Interest rate risk in the banking book (IRRBB). 2 Westpac adopted the Standardised Measurement Approach to calculate operational risk capital from Jan-22. Under the revised standard, operational risk was calculated using the FY22 audited financial statements.

4 Westpac Group 1Q23 Capital, Credit Quality and Funding Update

Provision coverage.

Provisioning

Total impairment provisions[1] ($m)


Overlay
Stage 1 CAP
Stage 2 CAP
Stage 3 CAP
Stage 3 IAP
4,999
647
788
1,601
1,131
832
4,766
1,018
1,002
1,315
903
528
4,625
700
841
1,685
947
452
4,780
706
865
1,830
981
398
Sep-21
Dec-21
Sep-22
Dec-22
Movement in overlays driven by exchange rate volatility
CAP (ex overlays) higher:
- Updated Westpac Economics forecast
- Portfolio growth
- Marginal improvement in credit quality
Reduction in IAP mainly from write-backs

Provision coverage

	Sep-21	Dec-21	Sep-22	Dec-22
Provisions to credit RWA	140bps	132bps	128bps	**132bps**
CAP to credit RWA	117bps	118bps	116bps	**121bps**
Provisions to TCE	44bps	41bps	39bps	**40bps**
Impaired provisions to impaired assets	54%	49%	48%	**44%[2]**

Forecasts used in economic scenarios[3]

	Base case			Downside[4]
	Sep-22	Dec-22		
	2022	2022	2023	Trough / peak
GDP growth	3.4%	2.6%	1.0%	(6%)
Unemployment	3.1%	3.2%	4.5%	11%
Residential property prices	(6.5%)	(2.7%)	(7.8%)	(27%)

1 Excludes provisions for debt securities. 2 Reduction in impaired provisions to impaired assets ratio reflects writebacks. 3 Forecast provided by Westpac Economics at 13 December 2022. 4 These key economic indicators represent trough or peak values that characterise the scenarios considered in setting downside severity.

5 Westpac Group 1Q23 Capital, Credit Quality and Funding Update

Westpac GROUP

2.92 1.55 1.0 2.0 3.0 4.0 5.0 6.0 Dec-19 Jun-20 Dec-20 Jun-21 Dec-21 Jun-22 Dec-22 30+ day delinquencies 90+ day delinquencies 1.24 0.70 0.0 1.0 2.0 3.0 4.0 Dec-19 Jun-20 Dec-20 Jun-21 Dec-21 Jun-22 Dec-22 30+ day delinquencies 90+ day delinquencies 0.17 0.26 0.19 0.13 0.12 0.48 0.80 0.68 0.51 0.52 0.55 0.85 0.49 0.43 0.42 1.20 1.91 1.36 1.07 1.06 Sep-19 Sep-20 Sep-21 Sep-22 Dec-22 Stressed exposures and delinquencies. 6 1 Facilities 90 days or more past due date not impaired. These facilities, while in default, are not treated as impaired for accounting purposes. 2 Consumer finance includes personal loans, overdrafts, credit cards and auto loans. Credit quality Australian consumer finance delinquencies2 (%) Westpac Group 1Q23 Capital, Credit Quality and Funding Update Stressed exposures as a % of TCE Australian mortgage delinquencies (%) Watchlist and substandard 90+ day past due and not impaired1 Impaired COVID-19 deferrals Small increase in 30+ day delinquencies mainly due to seasonality and cost of living pressures 30+ day delinquencies up 13bps due to seasonality and cost of living pressures and balance contraction

Mortgage credit quality

Australian mortgage portfolio composition.

Australian mortgage portfolio	Sep-21 balance	Sep-22 balance	Dec-22 balance
Total portfolio ($bn)	455.6	467.6	**470.9**
Owner occupied (OO) (%)	63.7	65.8	**66.2**
Investment property loans (IPL) (%)	33.8	32.6	**32.3**
Portfolio loan/line of credit (LOC) (%)	1.9	1.6	**1.5**
Variable rate / Fixed rate (%)	62/38	63/37	**65/35**
Interest only (I/O) (%)	15.8	13.5	**13.4**
Proprietary channel (%)	52.8	51.8	**51.6**
First home buyer (%)	9.6	10.1	**9.9**
Mortgage insured (%)	15.8	14.7	**14.5**
	Sep-21	**Sep-22**	**Dec-22**
Average loan size[1] ($'000)	277	286	**289**
Customers ahead on repayments including offset account balances (%)	70	68	**68**
Annual mortgage loss rate[2] (bps)	2	<1	**<1**

Fixed rate mortgage expiry schedule at 31 December 2022 ($bn)


Expired 1Q23
Yet to expire
29
18
11
56
36
21
21
9
2
2
2
2
1H23
2H23
1H24
2H24
1H25
2H25
1H26
2H26
1H27
2H27

Australian housing loan-to-value ratios (LVRs) at 31 December 2022[3] (%)


At origination
Dynamic
20
63
15
15
44
12
12
7
7
1
1
0.7
0.7
0<=60
60<=70
70<=80
80<=90
90<=95
95<=100
>100

1 Includes amortisation. Calculated at account level, where split loans represent more than one account. 2 Mortgage loss rates for Dec-22 balances are annualised, based on losses for the 3 months. Mortgage loss rates for September are actual losses for the 12 months ending. 3 Dynamic LVR is the loan-to-value ratio taking into account the current loan balance, changes in security value, offset account balances and other loan adjustments. Property valuation source: CoreLogic.

7 Westpac Group 1Q23 Capital, Credit Quality and Funding Update

Westpac GROUP

Australian mortgage portfolio analysis.

Mortgage credit quality

Australian mortgage book by origination period at 31 Dec-22: $471 billion[1]


Originated since Jul-22
Originated between Aug-19 and Jun-22
Originated before Aug-19
11%
45%
44%
Mortgages originated at lower interest rates[2]

Percentage increase in variable-rate repayment following interest rate changes (accounts at 31 Dec-22) [3,4]


Originated before Aug-19
Accounts >12 months ahead[4,5]: 44%
Originated between Aug-19 and Jun-22
Accounts >12 months ahead[4,5]: 32%
31
25
18
8
38
25
4
31
9
12
No change
>0%<20%
20%-40%
40%-60%
>60%

Focus on mortgages originated between Aug-19 and Jun-22[2,4]

Analysis of minimum contractual repayment at December 2022	Dynamic LVR with no LMI		
	>80%	Of which >85%	Of which >90%
Repayment buffer <12months (Total: $159bn)	$13.4bn	$7.0bn	$3.5bn
Of which repayment buffer <3months (Total: $137bn)	$12.1bn	$6.4bn	$3.2bn

1 Includes all mortgage products. 2 Between Aug-19 and Jun-22, Australian mortgages were assessed using a serviceability buffer of 2.5%-3.0%. Assuming a cash rate of 3.85% (Westpac Economics peak forecast), the serviceability buffer for these mortgages is expected to be exceeded. 3 Captures accounts active in both Jun-22 and Dec-22. Increase is measured based on the actual repayment made in Jun-22 and the contractual mortgage rates at a cash rate of 3.1% assuming rates changed by an equivalent amount. Analysis assumes an IO mortgage remains an IO mortgage. 4 Excludes equity/line of credit products as there are no scheduled principal payments. 5 Analysis based on minimum repayments. Includes fixed and variable rate mortgages.

8 Westpac Group 1Q23 Capital, Credit Quality and Funding Update

Westpac GROUP

New Zealand credit quality. Business stressed exposures as a % of New Zealand business TCE1 9 Credit quality Westpac Group 1Q23 Capital, Credit Quality and Funding Update 1 Chart does not add due to rounding. 0.1 0.3 0.2 0.1 0.1 0.1 0.1 0.2 0.2 0.2 2.9 2.2 1.6 1.3 1.2 3.1 2.6 2.0 1.5 1.5 Sep-19 Sep-20 Sep-21 Sep-22 Dec-22 Watchlist & substandard 90+ day past due and not impaired Impaired 0.24 0.54 0.0 0.2 0.4 0.6 0.8 1.0 Dec-20 Mar-21 Jun-21 Sep-21 Dec-21 Mar-22 Jun-22 Sep-22 Dec-22 Mortgage 30+ and 90+ day delinquencies (%) Unsecured Consumer 30+ and 90+ day delinquencies (%) 0.97 2.19 0.0 1.0 2.0 3.0 4.0 5.0 Dec-20 Mar-21 Jun-21 Sep-21 Dec-21 Mar-22 Jun-22 Sep-22 Dec-22 Increase in delinquencies due to seasonality and higher cost of living Increase in delinquencies due to seasonality and higher cost of living

Funding and liquidity

Funding and liquidity.

Key funding and liquidity measures



Liquidity coverage ratio (%)
Quarterly average
142
132
139
133% ex-CLF
Dec-21
Sep-22
Dec-22
Regulatory requirement 100%
Net stable funding ratio (%)
127
121
122
Dec-21
Sep-22
Dec-22

- LCR elevated in advance of final CLF drop ($9.25bn) effective 1 January 2023
- NSFR increase reflects deposit growth and long-term issuance



Customer deposits to net loans ratio (%)
83.6
82.9
84.0
Dec-21
Sep-22
Dec-22

- Strong household deposit growth over the quarter

Term debt issuance and maturity profile[1] ($bn)



Covered bond
Senior/Securitisation
Term Funding Facility (Aus)
Hybrid
Subordinated debt
Funding for Lending Programme (NZ)
Issuance
Maturities
34
31
35
43
9
34
40
30
23
24
13
24
FY19
FY20
FY21
FY22
1Q23
FY23 remaining
FY24
FY25
FY26
FY27
FY28
>FY28

1Q23 term debt issuance[2] by product (%)



14
86
Senior bonds
Covered bonds

- Additional $9bn issued in January and February[3] 2023 in senior and covered bonds

1 Based on residual maturity and FX spot currency translation. Includes all debt issuance with contractual maturity greater than 13 months excluding US Commercial Paper and Yankee Certificates of Deposit. Contractual maturity date for hybrids and callable subordinated instruments is the first scheduled conversion date or call date for the purposes of this disclosure. Perpetual sub-debt has been included in >FY28 maturity bucket. Maturities exclude securitisation amortisation.
2 Excludes Funding for Lending Programme. 3 As at 12 February 2023.

10 Westpac Group 1Q23 Capital, Credit Quality and Funding Update

Westpac GROUP

Investor Relations Team.

Contact us

Justin McCarthy
General Manager Investor Relations

Jacqueline Boddy
Head of Debt Investor Relations

Andrea Jaehne
Head of Ratings Agencies and Analysis

Catherine Garcia
Head of Institutional Investors

Rebecca Plackett
Head of Corporate Reporting and ESG

James Wibberley
Manager, Investor Relations

Arthur Petratos
Manager, Shareholder Services


INVESTOR CENTRE

Investor Relations Contact

For all matters relating to Westpac's strategy, performance and results

+61 2 9178 2977

investorrelations@westpac.com.au

westpac.com.au/investorcentre

Share Registry Contact

For all shareholding enquiries relating to:

- Address details and communication preferences
- Updating bank account details, and participation in the dividend reinvestment plan

1800 804 255

westpac@linkmarketservices.com.au

investorcentre.linkmarketservices.com.au

11 Westpac Group 1Q23 Capital, Credit Quality and Funding Update

Westpac GROUP

Disclaimer. The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability-related statements, commitments, targets, projections and metrics, and other estimated and proxy data. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘f’cast’, ‘f’, ‘assumption’, ‘projection’, ‘target’, ‘goal’, ‘guidance’, ‘ambition’, or other similar words to identify forward-looking statements, or otherwise identify forward-looking statements. These forward-looking statements reflect our current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond our control (and the control of our officers, employees, agents and advisors), and have been made based on management’s expectations or beliefs concerning future developments and their potential effect upon us. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this presentation. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this presentation. There can be no assurance that future developments or performance will align with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to, those described in the section titled ‘Risk factors' in our 2022 Annual Report available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, we assume no obligation to revise or update any forward-looking statements contained in this presentation, whether from new information, future events, conditions or otherwise, after the date of this presentation. Disclaimer 12 Westpac Group 1Q23 Capital, Credit Quality and Funding Update